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                                                                     Exhibit 8.1


                                                 February 26, 2004

CanWest Media, Inc.
31st Floor, TD Centre
201 Portage Avenue
Winnipeg, Manitoba
CANADA R3B 3L7

Ladies and Gentlemen:

         We are acting as special United States counsel to CanWest Media Inc. (the "Company") in connection with a Registration Statement on Form F-3 initially filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") on September 25, 2003 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), for the resale by the selling securityholder identified in the Registration Statement of $41,880,457 original principal amount of 10 5/8% senior subordinated notes due 2011 (the "Notes"). The Notes were issued pursuant to an Indenture, dated as of May 17, 2001 (the "Indenture"), among the Company, certain Guarantors identified therein and The Bank of New York, as Trustee (the "Trustee"). This opinion is being delivered to you for filing as an exhibit to the Registration Statement.

         In connection herewith, we have examined the Registration Statement, the Indenture, the Notes and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. We have also assumed (without any independent investigation) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of any copies.

         Based upon the foregoing and the discussion in the Registration Statement under the caption "Tax Consequences," we are of the opinion that the U.S. Federal income tax discussion in the Registration Statement under the caption "Tax Consequences" is correct in all material respects and fairly summarizes in all material respects the U.S. Federal income tax laws referred to therein.

         This opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, Treasury regulations and published rulings and procedures. Our opinion is not binding upon the Internal
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CanWest Media                       -2-                        February 26, 2004


Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

         This opinion is intended solely for the benefit of CanWest and may not be relied upon by any other person. We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" included therein. In giving this opinion, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                           Very truly yours,

                                                           /s/ KAYE SCHOLER LLP